UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2008

VISANT CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	333-120386	90-0207604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Main Street Armonk, New York 10504	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 595-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 8, 2008, AKI, Inc. (dba Arcade Marketing, “Arcade”), a subsidiary of Visant Corporation (“Visant”), announced its decision to consolidate certain of its print production operations which would result in the cessation of production of certain products at its operations in Chattanooga, Tennessee and the consolidation of print production into Visant’s Dixon, Illinois facility later this year. Arcade’s customer service, technical and certain administrative functions as well as Arcade’s label product production will remain in Chattanooga. The decision to consolidate the operations was made in order to take advantage of scale and enhanced technologies.

In connection with the consolidation, Visant anticipates that it would incur costs, including employee severance and termination benefits and disposal, relocation and associated costs. At the date of this filing, Visant is unable in good faith to make a determination of an estimate of the total amount or range of amounts expected to be incurred in connection with the proposed consolidation. Visant will file one or more amendments to this Form 8-K, as necessary, after it makes a good faith determination of an estimate or range of estimates.

Item 7.01	Regulation FD Disclosure.

On October 8, 2008, Arcade issued a press release announcing its decision to consolidate certain of its print production operations. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated October 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISANT CORPORATION

Date: October 8, 2008	/s/ PAUL B. CAROUSSO
Paul B. Carousso
Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated October 8, 2008.